Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion in this Annual Report on Form-40F of our Audit Report dated March 30, 2009 on the consolidated balance sheets of Corriente Resources Inc. as at December 31, 2008 and 2007, and the related consolidated statements of changes in shareholders’ equity, statement of earnings (loss), and comprehensive income (loss) and statements of cash flows for each of the years in the two year period ended December 31, 2008 and the effectiveness of internal control over financial reporting of Corriente Resources Inc. as of December 31, 2008.

/S/ PricewaterhouseCoopers LLP
Vancouver, British Columbia
March 30, 2009